Exhibit h(2)

                           MENTOR INSTITUTIONAL TRUST
                            SHAREHOLDER SERVICES PLAN

         This Shareholder Services Plan ("Plan") is adopted as of this 1st day of February, 1998, by the Board of Trustees of Mentor Institutional Trust (the "Trust"), a Massachusetts business trust, with respect to certain classes of shares ("Classes") of the Portfolios of the Trust (the "Funds") set forth in exhibits hereto.

         1. This Plan is adopted to allow the Trust to make payments as contemplated herein to obtain certain administrative services for shareholders of Classes of the Funds ("Shares").

         2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Administrators") for providing administrative support services to the Portfolios and their shareholders. These administrative support services may include, but are not limited to the following: providing office space, equipment, telephone facilities, and various personnel including clerical, supervisory and computer personnel as necessary or beneficial to establish and maintain shareholder accounts and records; processing purchase and redemption transactions and automatic investments of client account cash balances; answering routine client inquiries regarding the Portfolios; assisting clients in changing dividend options, account designations and addresses; and providing such other services as the Portfolios reasonably request. The Plan will be administered by Mentor Distributors, LLC, the primary distributor of the Trust's shares (the "Distributor").

         3. Any payment to the Distributor in accordance with this Plan will be made pursuant to the Distribution Agreement entered into by the Trust and the Distributor. Such payments shall be limited to the reimbursement of payments made by the Distributor to the Administrators. The fees paid under this Plan are intended to qualify as a "service fees" as defined in Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time.

         4. The Distributor has the right (i) to select, in its sole discretion, the Administrators to participate in the Plan and (ii) to terminate without cause and in its sole discretion any agreement with any Administrator.

         5. Quarterly in each year that this Plan remains in effect, the Distributors shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

         6. This Plan shall become effective with respect to any Class (i) after approval by a majority of the votes of: (a) the Trust's Board of Trustees; and
(b) the Disinterested Trustees of the Trust; and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

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         7. This Plan  shall  remain in effect  with  respect  to each Class set forth on an exhibit and any subsequent Classes added pursuant to an exhibit.

         8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees.

         9. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by the Distributor on 60 days notice to the Trust.

         10. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

         11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 9 herein.

         12. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

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                                    EXHIBIT A
                                     to the
                            Shareholder Services Plan

                           MENTOR INSTITUTIONAL TRUST

    Mentor Perpetual International Portfolio - Class A, Class B, and Class E

         This Plan is adopted by Mentor Institutional Trust with respect to the Classes of Shares of the portfolios of the Trust set forth above.

         In compensation for the services provided pursuant to this Plan, Administrators will be paid a monthly fee computed at the annual rate not to exceed 0.25 of 1% of the average aggregate net asset value of the shares of all participating classes held during the month.

         Witness the due execution hereof this 1st day of February, 1998.

                                                      MENTOR INSTITUTIONAL TRUST



                                                      By:_______________________
                                                           President

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